Exhibit 10.7
FIRST AMENDMENT TO THE
FIRST COMMUNITY CORPORATION
1999 STOCK INCENTIVE PLAN

WHEREAS, the common stock of First Community Corporation (the “Company”) is listed on the Nasdaq Small Cap Market (“NASDAQ”);

WHEREAS, NASDAQ rules require that stock incentive plans containing a formula for automatic increases in the number of shares available under the plan must contain a term limit of 10 years from the later of the plan’s adoption or the last approval by shareholders; and

WHEREAS, effective March 15, 2005, the Board of Directors of the Company approved the following amendment to the First Community 1999 Stock Incentive Plan (the “Plan”);

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 1. Amendment of the Plan.

(a) The first paragraph of Section 9.1 is amended to read as follows:

Unless sooner terminated, the Plan shall terminate on the day before the 10th anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is later. The Board may at any time terminate the Plan; provided, however, that the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date that the Board amends the Plan) may not amend the Plan to:

Section 2. Effect on Plan. Except as otherwise specifically provided herein, the Plan shall not be amended but shall remain in full force and effect.

Section 3. Headings. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of March 15,2005, in accordance with the authority provided by the Board of Directors.

     First Community Corporation

By:     /S/James C. Leventis
Name:     James C. Leventis
Title:     Chairman of the Board & Secretary

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